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                                                            Exhibit 26(h)(1)(xi)

                                SIXTH AMENDMENT
                    TO TARGET FUNDS PARTICIPATION AGREEMENT
              (FOR PRODUCTS SOLD THROUGH W&R DISTRIBUTION SYSTEM)

This Sixth Amendment ("Amendment") is effective the 1st day of October, 2013, by and among MINNESOTA LIFE INSURANCE COMPANY ("Company"), WADDELL & REED, INC. ("W&R"), and IVY FUNDS VARIABLE INSURANCE PORTFOLIOS (the "Trust" or "Portfolios").

WHEREAS, the Funds are currently sold to one or more separate accounts of life insurance companies to fund benefits under private label variable life insurance policies and/or private label variable annuity contracts ("Participating Insurance Companies"); and

WHEREAS, effective July 31, 2008, W&R Target Funds, Inc. was changed to Ivy Funds Variable Insurance Portfolios, Inc.; and

WHEREAS, Ivy Funds Variable Insurance Portfolios, Inc. ("Ivy VIP, Inc.") was reorganized as a Delaware trust on April 30, 2009, and named Ivy Funds Variable Insurance Portfolios; and

WHEREAS, the parties desire to amend the Agreement to reflect the current parties and updates to certain provisions.

NOW, THEREFORE, the parties agree as follows:

1. Effective as of July 31, 2008, all references to W&R Target Funds, W&R Target Funds, Inc. or Target Funds shall be replaced with Ivy Funds Variable Insurance Portfolios, Inc. ("Ivy VIP, Inc.").

2. Effective as of April 30, 2009, Ivy VIP, Inc. acting on its own behalf or on behalf of each of the Portfolios, as applicable, assigned, transferred and set over to the Trust its duties, rights, obligations, interest, powers, privileges and remedies under the Agreement. Company hereby consents to such assignments. The Trust accepts all rights and obligations pursuant to this assignment and represents and warrants that it possesses all necessary ability and authority to become a party to the Agreement. Nothing contained herein shall be construed to relieve Ivy VIP, Inc. of any of its duties or obligations to Company under the terms of the Agreement with respect to periods prior to April 30, 2009.

3. Effective as of April 30, 2009, all references to Ivy Funds Portfolios, Inc. shall be replaced with "the Trust" or "the Portfolios," as appropriate, and the Agreement title shall be changed to "IVY FUNDS VARIABLE INSURANCE PORTFOLIOS PARTICIPATION AGREEMENT (For Products Sold Through W&R Distribution System)."

4. Section 8 of the Agreement shall be deleted in its entirety and replaced with the following new Section 8:

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             "8. MIXED AND SHARED FUNDING.

          (a) GENERAL. The SEC has granted an order to the Trust exempting it from certain provisions of the 1940 Act and rules thereunder ("Order") so that the Portfolios may be available for investment by the Variable Accounts and by certain other entities, including, without limitation, separate accounts funding variable annuity contracts or variable life insurance contracts, separate accounts of insurance companies unaffiliated with Company, and qualified pension and retirement plans (collectively, "Mixed and Shared Funding"). The parties recognize that the SEC has imposed terms and conditions for such orders that are substantially identical to many of the provisions of this Section 8. Sections 8(b) through 8(h) below shall apply pursuant to the Order. The Trust hereby notifies Company that it may be appropriate to include in the prospectus pursuant to which a Contract is offered disclosure regarding the potential risks of Mixed and Shared Funding.

          (b) MONITORING FOR MATERIAL IRRECONCILABLE CONFLICTS. Company agrees to inform the Board of the existence of any potential or existing material irreconcilable conflicts of which it is aware. The concept of a "material irreconcilable conflict" is not defined by the 1940 Act or the rules thereunder, but the parties recognize that such a conflict may arise for a variety of reasons, which may include without limitation:

               (1) an action by any state insurance or other regulatory
                   authority;

               (2) a change in applicable federal or state insurance, tax or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax or securities regulatory authorities;

               (3) an administrative or judicial decision in any relevant proceeding;

               (4) the manner in which the investments of any Portfolios are being managed;

               (5) a difference in voting instructions given by variable annuity contract participants, variable life insurance contract participants to Participating Insurance Companies (as that term is defined in the Order) and trustees of Participating Plans (as that term is defined in the Order);

               (6) a decision by a Participating Insurance Company to disregard the voting instructions of participants; or

               (7) a decision by a Participating Plan to disregard the voting instructions of plan participants.

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            Consistent with the SEC's requirements in connection with exemptive orders of the type referred to in Section 8(a) hereof, Company will assist the Board in carrying out its responsibilities under the Order by providing the Board with all information reasonably necessary for the Board to consider any issue raised, including information as to a decision by Company to disregard voting instructions of Contract Owners. Company's responsibilities in connection with the foregoing shall be carried out with a view only to the interests of Contract Owners.

        (d) CONFLICT REMEDIES.

              (1) It is agreed that if it is determined by a majority of the members of the Board or a majority of the disinterested trustees that a material irreconcilable conflict exists, Company will, if it is a Participating Insurance Company involved in the material irreconcilable conflict, at its own expense and to the extent reasonably practicable (as determined by a majority of the disinterested trustees), take whatever steps are necessary to remedy or eliminate the material irreconcilable conflict, which steps may include, but are not limited to:

                  (ii) to the extent permitted by regulation, withdrawing the assets allocable to some or all of the Variable Accounts from the Trust or any Portfolio and reinvesting such assets in a different investment medium, including another Portfolio, or submitting the question whether such segregation should be implemented to a vote of all affected participants and, as appropriate, segregating the assets of any particular group (e.g., annuity participants, life insurance participants or all participants) that votes in favor of such segregation, or offering to the affected participants the option of making such a change; and

                  (ii) establishing a new registered investment company of the type defined as a "management company" in Section 4(3) of the 1940 Act or a new separate account that is operated as a management company.

              (2) If the material irreconcilable conflict arises because of Company's decision to disregard Contract Owner voting instructions and that decision represents a minority position or would preclude a majority vote, Company may be required at the Trust's election, to withdraw each Variable Account's investment in any Portfolio. No charge or penalty will be imposed as a result of such withdrawal. To the extent permitted by regulation, any such withdrawal must take place within six (6) months after the Trust gives notice to Company that this provision is being implemented, and until such withdrawal the Trust shall continue to accept and implement orders by Company for the purchase and redemption of shares of the Portfolios.

              (3) If a material irreconcilable conflict arises because a particular state insurance regulator's decision applicable to Company conflicts with the

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              majority of other state regulators, then to the extent
              permitted by regulation, Company will withdraw each Variable Account's investment in any Portfolio within six (6) months after the Board informs Company that it has determined that such decision has created a material irreconcilable conflict, and until such withdrawal the Trust shall continue to accept and implement orders by Company for the purchase and redemption of shares of the Portfolios. No charge or penalty will be imposed as a result of such withdrawal.

              (4) Company agrees that any remedial action taken by it in resolving any material irreconcilable conflict will be carried out at its expense and with a view only to the interests of participants.

              (5) For purposes hereof, a majority of the disinterested trustees will determine whether or not any proposed action adequately remedies any material irreconcilable conflict. In no event, however, will the Trust or any of its affiliates be required to establish a new funding medium for any Contracts. Company will not be required by the terms hereof to establish a new funding medium for any Contracts if an offer to do so has been declined by vote of a majority of participants materially adversely affected by the material irreconcilable conflict.

          (e) NOTICE TO COMPANY. The Trust will promptly make known in writing to Company the Board's determination of the existence of a material irreconcilable conflict, a description of the facts that give rise to such conflict and the implications of such conflict.

          (f) INFORMATION REQUESTED BY BOARD. Company and W&R (or W&R's affiliate) will at least annually submit to the Board such reports, materials or data as the Board may reasonably request so that the Board may fully carry out the obligations imposed upon it by the provisions hereof, the Order or any other exemptive order granted by the SEC to permit Mixed and Shared Funding, and said reports, materials and data will be submitted at any reasonable time deemed appropriate by the Board.

          (g) COMPLIANCE WITH SEC RULES. If, at any time during which is the Portfolios are serving as an investment medium for variable life insurance Contracts, 1940 Act Rules 6e-3(T) or, if applicable 6e-2 are amended or Rule 6e-3 is adopted to provide exemptive relief with respect to Mixed and Shared Funding, the Trust agrees that it will comply with the terms and conditions thereof and that the terms of this Section 8 shall be deemed modified if and only to the extent required in order also to comply with the terms and conditions of such exemptive relief that is afforded by any of said rules that are applicable.

5. The following new subsections 9(i) and 9(j) are hereby added to the Agreement.

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   (i)    Notwithstanding any termination of this Agreement by Company, the
          Trust will, at the option of Company, continue to make available additional shares of any Portfolio offered under a Contract pursuant to the terms and conditions of this Agreement, for any Contract that is in effect on the effective date of termination of this Agreement and that offers the particular Portfolio(s) as an investment option under the Contract as of that date (hereinafter referred to as "Existing Contracts"), unless W&R or the Board determines that doing so would not serve the best interests of the shareholders of the affected Portfolio(s) or would be inconsistent with applicable law or regulation. Specifically, without limitation, the owners of the Existing Contracts will be permitted to reallocate investments in the Portfolio(s) (as in effect on such date), redeem investments in the Portfolio(s) and/or invest in the Portfolio(s) upon the making of additional purchase payments under the Existing Contracts. The parties agree that this Section 9 will not apply to any (i) actions taken pursuant to Section 8 and the effect of such actions will be governed by Section 8 of this Agreement or (ii) any rejected purchase and/or redemption order. If Company elects to continue to make available Portfolio shares to Contract Owners after the effective date of termination of this Agreement in accordance with this Section 9(i), all provisions of this Agreement will survive any termination of this Agreement solely with respect to transactions in such Portfolio shares under the Existing Contracts.

      (j) The first paragraph of Section 4, and all of Sections 9(i), 11, 16, 19, and this Section 9(j), shall survive termination of this Agreement.

6. Section 6, as well as all other references to the Trust's domicile in the Agreement, is hereby amended to replace "Maryland" with "Delaware."

7. Section 14, with respect to governing law, is hereby amended to replace "Kansas with "Delaware".

8. Exhibit B to the Agreement is hereby deleted in its entirety and replaced with Exhibit B, attached hereto.

9. Exhibit C to the Agreement is hereby deleted in its entirety and replaced with Exhibit C, attached hereto.

Except as provided herein, the terms and conditions contained in the Agreement shall remain in full force and effect. This Amendment may be executed in two or more counterparts, which together shall constitute one instrument.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Amendment as of the date first written above.

WADDELL & REED, INC.

/s/ Thomas W. Butch
----------------------------
Thomas W. Butch
President



IVY FUNDS VARIABLE INSURANCE PORTFOLIOS

/s/ Henry J. Herrmann
----------------------------
Henry J. Herrmann
President



MINNESOTA LIFE INSURANCE COMPANY

/s/ Bruce P. Shay
----------------------------
By: Bruce P. Shay
Title: Executive Vice President

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                                   EXHIBIT B
                     (AS AMENDED EFFECTIVE OCTOBER 1, 2013)
                                     TO THE
        IVY FUNDS VARIABLE INSURANCE PORTFOLIOS PARTICIPATION AGREEMENT
              (FOR PRODUCTS SOLD THROUGH W&R DISTRIBUTION SYSTEM)
                                     AMONG
                        MINNESOTA LIFE INSURANCE COMPANY
                              WADDELL & REED, INC.
                                      AND
                    IVY FUNDS VARIABLE INSURANCE PORTFOLIOS


       PORTFOLIOS AVAILABLE TO ALL REGISTERED VARIABLE SEPARATE ACCOUNTS


All Ivy Funds Variable Insurance Portfolios

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                                   EXHIBIT C

                     (as amended effective October 1, 2013)


I. FEES OR OTHER COMPENSATION FOR VARIABLE ANNUITIES

   (a) Compensation described in this Exhibit C shall apply to all assets invested in the Funds (EXCLUDING IVY VIP MONEY MARKET) in connection with variable annuities (hereinafter the "Aggregated Assets").

   (b) Each month, W&R shall calculate and pay to Company a fee that shall be equal to thirty-five (35) basis points, on an annualized basis, of the average daily account value of the Aggregated Assets (including any seed money provided by Company of any of its affiliates). If any portion of the fee is attributable to 12b-1 fees, W&R may, at its option, pay such portion of the fee to the underwriter of the variable annuity contracts.

   (c) If there is a reduction in 12b-1 fees, either due to a change in the law or due to a change in the amount of 12b-1 fees paid by the Fund(s), such reduction in 12b-1 fees shall not reduce the amount of the fee owed by W&R pursuant to paragraph (b) above.


   II. FEES OR OTHER COMPENSATION FOR VARIABLE UNIVERSAL LIFE INSURANCE POLICIES

   (a) Compensation described in this Exhibit C shall apply to all assets invested in the Funds (EXCLUDING IVY VIP MONEY MARKET) in connection with the policies (hereinafter the "VUL Aggregated Assets").

   (b) Each month, W&R shall calculate and pay to Company a fee that shall be equal to forty-five (45) basis points, on an annualized basis, of the average daily account value of the VUL Aggregated Assets (including any seed money provided by Company or any of its affiliates). If any portion of a Fund's fee is attributable to 12b-1 fees, W&R may, at its option, pay such portion of the fee to the underwriter of the VUL policies.

   (c) If there is a reduction in 12b-1 fees, either due to a change in the law or due to a change in the amount of 12b-1 fees paid by the Fund(s), such reduction in 12b-1 fees shall not reduce the amount of the fee owed by W&R pursuant to paragraph (b) above.